As filed with the Securities and Exchange Commission on September 12, 2006
                                                     Registration No. 333-136847


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                          ----------------------------
                               AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------

                     CHINA HOUSING & LAND DEVELOPMENT, INC.
                 (Name of small business issuer in its charter)

          Nevada                             6513                         20-1334845
(State or other Jurisdiction      (Primary Standard Industrial        (I.R.S. Employer
of Incorporation or               Classification Code Number)         Identification No.)
Organization)

                         6 Youyi Dong Lu, Han Yuan 4 Lou
                             Xi'An, Shaanxi Province
                                  China 710054
                                 86-029-82582632
(Address and telephone number of principal executive offices and principal place of business)


                       Lu Pingji, Chief Executive Officer
                     China Housing & Land Development, Inc.
                         6 Youyi Dong Lu, Han Yuan 4 Lou
                             Xi'An, Shaanxi Province
                                  China 710054
                                 86-029-82582632
            (Name, address and telephone number of agent for service)

                                   Copies to:
                              Thomas A. Rose, Esq.
                              Yoel Goldfeder, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |_|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

                                EXPLANATORY NOTE

      This Amendment No. 1 to Registration Statement on Form SB-2 amends the Registration Statement on Form SB-2 (File No. 333-136847) filed on August 23, 2006, and is being filed to modify the undertakings provided in Item 28 of Part II.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company's directors and executive officers are indemnified as provided by the Nevada Revised Statutes and its Bylaws. These provisions state that its directors may cause it to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of our board of directors and is subject to the Securities and Exchange Commission's policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee                                                   $ 335.21
Printing and engraving expenses                                      $10,000.00
Legal fees and expenses                                             $ 73,000.00
Accounting fees and expenses                                         $20,000.00
Miscellaneous expenses                                               $10,000.00

     Total......................................................   $ 113,335.21
                                                                   =============

The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Pursuant to a Share Purchase Agreement dated April 21, 2006 the Company issued 2,000,000 shares of common stock to non-U.S. persons (as contemplated by Rule 902 under the Securities Act of 1933). These issuances are exempt from registration requirements under Regulation S under the Securities Act of 1933, as amended. The shares issued pursuant to Regulation S were issued in an "offshore transaction" as defined in, and pursuant to, Rule 902 under the Securities Act of 1933 on the basis that the purchaser was not offered the shares in the United States and did not execute or deliver any agreement in the United States.

On June 28, 2006, the Company entered into securities purchase agreements with accredited investors and completed the sale of $1,075,000 of common stock of the Company and common stock purchase warrants. The securities sold were an aggregate of 330,769 shares of Common Stock and 99,231 Warrants. Each Warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the Warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities, Inc. acted as the placement agent of the transaction.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchases 66,154 shares of common stock on the same terms and conditions as the investors.

On July 7, 2006, the Company entered into securities purchase agreements with accredited investors and completed the sale of $124,975 of common stock of the Company and common stock purchase warrants. The securities sold were an aggregate of 38,454 shares of Common Stock and 11,536 Warrants. Each Warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the Warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities, Inc. acted as the placement agent of the transaction.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchases 7,691 shares of common stock on the same terms and conditions as the investors.

On August 21, 2006, we entered into securities purchase agreements with accredited investors and completed the sale of $812,500 of our common stock and common stock purchase warrants. The securities sold were an aggregate of 250,000 shares of common stock and 75,000 warrants. Each warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of our common stock. New York Global Securities, Inc. acted as the placement agent of the transaction.

In connection with the offering, we paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchases 50,000 shares of common stock on the same terms and conditions as the investors.

* All of the above offerings and sales were deemed to be exempt under Regulation D of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933.

ITEM 27. EXHIBITS.

Exhibit
Number         Description of Exhibit
3.1            Articles of Incorporation (incorporated by reference to the exhibits to Registrants Form SB-2 filed on October 27, 2004)
3.2            Registrant's By-Laws  (incorporated by reference to the exhibits to Registrants Form SB-2 filed on
               October 27, 2004)
5.1            Opinion of Sichenzia Ross Friedman Ference LLP*
10.1           Share  Purchase  Agreement by and among Pacific  Northwest  Productions  Inc.,  Xi'an Tsining  Housing
               Development  Co.,  Ltd .  and  the  shareholders  of  Xi'an  Tsining  Housing  Development  Co.,  Ltd.
               (incorporated by reference to the exhibits to Registrants Form 8-K filed on April 27, 2006).
10.2           Return to Treasury  Agreement between Pacific Northwest  Productions Inc. and Davinder Bains, dated as of April 21, 2006 (incorporated by reference to the exhibits to
               Registrants Form 8-K filed on April 27, 2006).
10.3           Return to Treasury Agreement between Pacific Northwest  Productions Inc. and Deljit Bains, dated as of
               April 21, 2006 (incorporated by reference to the exhibits to
               Registrants Form 8-K filed on April 27, 2006).
10.4           Form of Placement Agent Agreement (incorporated by reference to the exhibits to Registrants Form 8-K filed on July 6, 2006).
10.5           Form of Securities Purchase Agreement (incorporated by reference to the exhibits to Registrants Form
               8-K filed on July 6, 2006).
10.6           Form of Common Stock Purchase Warrant (incorporated by reference to the exhibits to Registrants Form
               8-K filed on July 6, 2006).
10.7           Form of Registration Rights Agreement (incorporated by reference to the exhibits to Registrants Form
               8-K filed on July 6, 2006).
23.1           Consent of Kabani & Company, Inc.*
23.2           Consent of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1)*
*        Previously filed

ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in Xian, China, on September 12, 2006.

                    CHINA HOUSING AND LAND DEVELOPMENT, INC.


 September 12, 2006            By:  /s/ Lu Pingji
                                    --------------------------------------------
                                    Lu Pingji
                                    Chief Executive Officer (Principal Executive
                                    Officer)

 September 12, 2006            By:  /s/ Wan Yulong
                                    --------------------------------------------
                                    Wan Yulong
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        SIGNATURE                                                 TITLE                                  DATE
-------------------------                      ------------------------------------------        ------------------
/s/ Lu Pingji
--------------------------                     Chairman of the Board and Chief Executive
Lu Pingji                                      Officer                                           September 12, 2006

*                                              Chief Administrative Officer and Director         September 12, 2006
--------------------------
Xiao Genxiang


*                                              Chief Operating Officer and Director              September 12, 2006
--------------------------
Feng Xiaohong

*                                              Vice President, Chief Legal Counsel and           September 12, 2006
--------------------------
Shi Zhiyong                                    Director


/s/ Wan Yulong                                 Chief Financial Officer                           September 12, 2006
--------------------------
Wan Yulong

* By /s/ Lu Pingji and Wan Yulong, authorized under Power of Attorney filed with Form SB-2 (File No. 333-136847), filed with the Securities and Exchange Commission on August 23, 2006.